Exhibit 99.1

NEWS RELEASE

David Climie VP Marketing Communications Tel: 1 408.988.8276	Susan Shaw Senior Manager, Communications Tel: 1 408.988.8515

PMC-Sierra Appoints President and Chief Executive Officer

SANTA CLARA, CA, April 2, 2008 – PMC-Sierra, Inc. (Nasdaq:PMCS) today announced that Greg Lang has been appointed as the Company’s president and chief executive officer. The position will become effective immediately upon the resignation of Robert Bailey as the Company’s president and chief executive officer following the filing of the Company’s first quarter 2008 financials Form 10-Q, which will be on or before May 9, 2008. The Company’s Board of Directors also elected Mr. Lang to serve as a director effective as of the next meeting of the Board. Mr. Bailey will continue as PMC-Sierra’s Chairman of the Board.

Prior to his appointment at PMC-Sierra, Mr. Lang was president and CEO at Integrated Device Technology Inc. (IDT), a company he joined in 2001. Mr. Lang led the transformation of IDT from a commodity SRAM supplier to a very profitable mixed signal solution provider. He was responsible for the integration of several successful acquisitions and more than doubled revenue over the course of his term at the company. Prior to IDT, Mr. Lang spent 15 years at Intel and was vice president and general manager of the Platform Networking Group, where he built Intel’s client-side wired and wireless networking businesses. Mr. Lang is also a member of the board of directors of Intersil Corporation, a high-performance analog semiconductor company.

“The employees of PMC-Sierra and I are excited about Greg joining the Company as CEO,” said Bob Bailey, PMC-Sierra’s Chairman. “The combination of Greg’s impressive track record and experience and PMC-Sierra’s talent and market position provides reason for excitement.”

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“I decided to join PMC-Sierra because of the strength of its product pipeline and leadership team as well as strategic customer engagements,” said Mr. Lang. “I believe the Company has built a solid platform for profitable growth.”

Mr. Lang holds a Bachelor’s degree in Business Administration from the University of Michigan and a Master’s degree in Business Administration from Washington State University.

Safe Harbor Statement

PMC-Sierra’s forward-looking statements are subject to risks and uncertainties. Actual results may differ from these projections. The Company’s SEC filings describe more fully the risks associated with the Company’s business including, but not limited to, PMC-Sierra’s limited revenue visibility due to variable customer demands, product pipeline, market segment growth or decline, customer concentration and engagement and their related impact on PMC-Sierra’s business. The Company does not undertake any obligation to update the forward-looking statements.

About PMC-Sierra

PMC-Sierra™ is a leading provider of broadband communications and storage semiconductors for metro, access, fiber to the home, wireless infrastructure, storage, laser printers, and fiber access gateway equipment. The Company offers worldwide technical and sales support, including a network of offices throughout North America, Europe, Israel and Asia. The Company is publicly traded on the NASDAQ Stock Market under the PMCS symbol. For more information, visit www.pmc-sierra.com.

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© Copyright PMC-Sierra, Inc. 2008. All rights reserved. PMC is a registered trademark of PMC-Sierra, Inc. in the United States and other countries. PMC-SIERRA, PMCS and “Enabling connectivity. Empowering people.” are trademarks of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners.

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